Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of Devon Energy Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Oklahoma City, Oklahoma

August 19, 2024